EXHIBIT 10.23




[CYTOGEN CORPORATION LETTERHEAD]


June 9, 1997

Donald F. Crane, Jr.
11 Doubleday Lane
Ridgefield, CT 06877

Dear Mr. Crane:

CYTOGEN Corporation is pleased to offer you the position of Vice President and General Counsel at a bi-weekly salary of $6,923.12 which is annualized at $180,000, and effective on Monday, June 16, 1997, your employment date. You will be reporting to the Chairman. This position is eligible for participation in the Management Group Bonus Plan. While the amount of this bonus is determined each year by the Board of Directors, the range for this is 0-25% of annual salary. You will also receive a relocation package as outlined in the enclosed CYTOGEN Relocation Policy.

As a CYTOGEN employee, you are entitled to comprehensive medical, dental, life AD&D, long-term disability, and travel and accident coverage. Dependent medical and dental coverage is also available. Employees contribute 20% towards the cost of the premiums for medical and dental benefits. This amount is deducted through payroll on a pre-tax basis. The total benefit package becomes effective on your first day of employment.

You have been granted an option to purchase 50,000 shares of CYTOGEN Common Stock pursuant to the CYTOGEN Employee Stock Option Plan which describes this aspect of your compensation. A copy of the Plan will be provided to you at orientation.

The Vice President and General Counsel sits on the Management Committee of CYTOGEN Corporation and as such is provided with an Executive Secretary. The company will pay you a monthly car allowance of $550.00 and will pay the insurance and routine maintenance expenses for the car. Management Committee members also receive reimbursement of expenses incurred for financial planning and/or tax preparation in amounts up to $5,000.00 per year.

In the event of discharge from duties, for reasons other than just cause (e.g. fraud, criminal or willful misconduct), you shall receive twelve months of pay in accordance with past company practices.

Federal law requires the completion of the attached form (I-9) and our examination of original documentation from list A or from both list B and C. In order to facilitate your employment, you should complete Part 1 of the attached

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form and bring it with the necessary  supporting  documentation  to orientation.
You will also be required to sign CYTOGEN's Secrecy Agreement and Photo Consent Release forms and bring them with you on your first day of employment.

You will be required to schedule a pre-employment physical and should contact Rebecca Bucci, Manager of Employment, at 609-987-8289 to set up a mutually agreeable time for your appointment. The pre-employment physical is conducted at the Corporate Health Services of The Medical Center At Princeton. Directions are attached. You must fast for twelve hours before the physical for the blood work. This offer of employment is contingent on our receiving the results of these tests prior to your employment date and is contingent upon your passing the drug screening test.

Please indicate your acceptance of this offer by signing below and returning the original to my attention. This offer will be considered null and void if a signed copy is not returned within five business days of the date of this letter. We look forward to your joining us.

Sincerely,


/s/ Thomas J. McKearn                             /s/ Kim M. Moffa
-----------------------------                     -------------------------
Thomas J. McKearn M.D., Ph.D.                     Kim M. Moffa
Chairman, President & CEO                         Director, Human Resources



ACCEPTED AND AGREED TO THIS 10th DAY OF JUNE, 1997

BY: /s/ Donald F. Crane, Jr.
    -------------------------
       Donald F. Crane, Jr.



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